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                                                                EXHIBIT 10.119

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                            TIME BROKERAGE AGREEMENT

                                 BY AND BETWEEN

                         CHANNEL 55 OF MILWAUKEE, INC.

                                      AND

                            PAXSON COMMUNICATIONS OF
                               MILWAUKEE-55, INC.

                                      FOR

                           TELEVISION STATION WHKE-TV
                              MILWAUKEE, WISCONSIN

                                   *   *   *

                                 JULY ___, 1996

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                               TABLE OF CONTENTS

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SECTION 1.       LEASE OF STATION AIR TIME. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Effective Date; Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.3     Scope  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4     Option to Renew  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.6     Licensee Operation of Station  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.7     Licensee Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.8     Programmer Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.9     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

SECTION 2.       STATION OBLIGATIONS TO ITS COMMUNITY OF LICENSE. . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.1     Licensee Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.2     Additional Licensee Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.3     Responsibility for Employees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

SECTION 3.       STATION PROGRAMMING POLICIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.1     Broadcast Station Programming Policy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.2     Licensee Control of Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.3     Programmer Compliance with Copyright Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.4     Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.5     Children's Television Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.6     Payola . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.7     Cooperation on Programming . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.8     Staffing Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

SECTION 4.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.1     Programmer's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.2     Licensee's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.3     Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.4     Time Brokerage Challenge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION 5.       ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE  . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.1     Confidential Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.2     Political Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

SECTION 6.       TERMINATION AND REMEDIES UPON DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         6.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         6.2     Termination Requirements and Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9




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         6.3     Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.4     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 7.       MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.1     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.2     Call Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.3     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.6     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.8     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.10    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.11    No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12




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                            TIME BROKERAGE AGREEMENT

         This TIME BROKERAGE AGREEMENT, made this ____ day of July, 1996, by and between CHANNEL 55 OF MILWAUKEE, INC., a Florida corporation (the "Licensee"), and PAXSON COMMUNICATIONS OF MILWAUKEE-55, INC., a Florida corporation (the "Programmer").

         WHEREAS, Licensee owns and operates Television Station WHKE-TV, Kenosha, Wisconsin (the "Station"), pursuant to authorizations issued by the Federal Communications Commission ("FCC").

         WHEREAS, Programmer is involved in television station programming and operation.

         WHEREAS, the Licensee wishes to retain Programmer to provide programming for the Station that is in conformity with Station policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof.

         WHEREAS, Programmer agrees to use the Station to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to Licensee's full authority to manage and control the operation of the Station.

         WHEREAS, Programmer and Licensee agree to cooperate to make this Time Brokerage Agreement work to the benefit of the public and both parties and as contemplated in this Agreement.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1.    LEASE OF STATION AIR TIME

         1.1 Representations. Both Licensee and Programmer represent that they are legally qualified, empowered and able to enter into this Agreement and that the execution, delivery, and performance hereof shall not constitute a breach or violation of any material agreement, contract or other obligation to which either party is subject or by which it is bound.

         1.2 Effective Date; Term. The effective date of this Agreement shall be the date of consummation of Licensee's acquisition of the Station following FCC approval (the "Closing"). It shall continue in force for an initial term of ten years from that date unless otherwise extended or terminated as set forth below.


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        1.3  Scope.  During the term of this Agreement and any renewal thereof,
Licensee shall make available to Programmer broadcast time upon the Station as set forth in this Agreement. Programmer shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized remote control points as reasonably designated by Licensee. Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide programming of Programmer's selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to ninety-eight hours per week. Notwithstanding the foregoing, the Licensee may designate such additional time as it may require without any adjustment of the monthly consideration to be paid to Licensee under Section 1.5 for the broadcast of programming necessary for the Station to broadcast news, public affairs, children's, religious and non-entertainment programming as required by the FCC. All program time not reserved by or designated for Licensee shall be available for use by Programmer and no other party.

        1.4 Option to Renew. Subject to the termination provisions of Section 6 hereof, this Agreement may be renewed for an additional term as mutually agreed upon by the Licensee and the Programmer.

        1.5 Consideration. As consideration for the air time made available hereunder Programmer shall make payments to Licensee as set forth in Attachment I.

        1.6 Licensee Operation of Station. Licensee will have full authority, power and control over the management and operations of the Station during the term of this Agreement and during any renewal of such term. Licensee will bear all responsibility for Station's compliance with all applicable provisions of the Communications Act of 1934, as amended (the "Act"), the rules, regulations and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all operating costs of the Station, including but not limited to maintenance of the studio and transmitting facility and costs of electricity, except that Programmer shall be responsible for the costs of its programming as provided in Sections 1.8 and
2.3 hereof. Licensee shall employ at its expense management level and other employees consisting of a General Manager and such operational and other personnel as outlined in the budget previously provided to Programmer, who will direct the day-to-day operations of the Station, and who will report to and be accountable to the Licensee. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Station and shall maintain insurance satisfactory to Programmer covering the Station's transmission facilities. During the term of the Agreement and any renewal hereof, Programmer agrees to perform, without charge, routine monitoring of the Station's transmitter performance and tower lighting by remote control, if and when requested by Licensee.





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        1.7   Licensee Representations and Warranties. Licensee represents and warrants as follows:

                (a) Licensee owns and holds or will hold all licenses and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the term of this Agreement. There is not now pending, or to Licensee's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. Licensee is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon the Licensee, the Station or upon Licensee's ability to perform this Agreement. Licensee shall not take any action or omit to take any action which would have an adverse impact upon the Licensee, the Station or upon Licensee's ability to perform this Agreement. All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any renewal thereof, will be filed in a timely and complete manner. During the term of this Agreement and any renewal thereof, Licensee shall not dispose of, transfer, assign or pledge any of Licensee's assets and properties except with the prior written consent of the Programmer, if such action would adversely affect Licensee's performance hereunder or the business and operations of Licensee or the Station permitted hereby.

                (b) Licensee shall pay, in a timely fashion, all of the expenses incurred in operating the Station including salaries and benefits of its employees, lease payments, utilities, taxes, programming expenses, etc., as set forth in Attachment II (except those for which a good faith dispute has been raised with the vendor or taxing authority), and shall provide Programmer with a certificate of such timely payment within thirty (30) days of the end of each month.

        1.8 Programmer Responsibility. Programmer shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Programmer, including, without limitation, ASCAP and BMI music license fees for all programming provided by Programmer. Such payments by Programmer shall be in addition to any other payments to be made by Programmer under this Agreement.

        1.9 Contracts. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval.





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SECTION 2.    STATION OBLIGATIONS TO ITS COMMUNITY OF LICENSE

     2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of viewers in Kenosha, Wisconsin, the station's service area and the educational and informational needs of children. From time to time the Licensee shall air specific programming on issues of importance to the local community and educational and informational programming for children. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the Act and the rules and policies of the FCC.

     2.2 Additional Licensee Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Station, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the good faith judgment of Licensee, is of greater local or national public importance. Licensee shall also coordinate with Programmer the Station's hourly station identification and any other announcements required to be aired by FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within the Station's principal community contour, shall maintain its local public inspection file in accordance with FCC rules, regulations and policies, and shall prepare and place in such inspection file or files in a timely manner all material required by Section 73.3526 of the FCC's Rules, including without limitation the Station's quarterly issues and program lists; information concerning the broadcast of children's educational and informational programming; and documentation of compliance with commercial limits applicable to certain children's television programming. Programmer shall, upon request by Licensee, provide Licensee with such information concerning Programmer's programs and advertising as is necessary to assist Licensee in the preparation of such information. Licensee shall also maintain the station logs, receive and respond to telephone inquiries, and control and oversee any remote control point which may be established for the Station.

     2.3 Responsibility for Employees and Expenses. Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming (including, but not limited to, salespeople, technical staff, traffic personnel, board operators and programming staff). Licensee will provide and be responsible for the Station personnel necessary for the broadcast transmission of its own programs (including, without limitation, the Station's General Manager and such operational and other personnel as may be necessary or appropriate), and will be responsible for the salaries, taxes, benefits, insurance and related costs for all the Licensee's employees used in the broadcast transmission of its programs and necessary to other aspects of Station





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operation.  Whenever on the Station's premises, all personnel shall be subject to the overall supervision of Licensee's General Manager.

SECTION 3.    STATION PROGRAMMING POLICIES

     3.1 Broadcast Station Programming Policy Statement. Licensee has adopted and will enforce a Broadcast Station Programming Policy
Statement (the "Policy Statement"), a copy of which appears as Attachment III hereto and which may be amended in a reasonable manner from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all changes subsequently made by Licensee or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Attachment III hereto.
All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Programmer. If Licensee determines that a program supplied by Programmer is for any reason, within Licensee's sole discretion, unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement it may, upon prior written notice to Programmer (to the extent time permits such notice), suspend or cancel such program without liability to Programmer. Licensee will use reasonable efforts to provide such written notice to Programmer prior to the suspension or cancellation of such program.

     3.2 Licensee Control of Programming. Programmer recognizes that the Licensee has full authority to control the operation of the Station.
The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Programmer's programming which Licensee believes to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the programming supplied to Licensee and shall give Licensee at least twenty-four (24) hours notice of substantial and material changes in such programming.

     3.3 Programmer Compliance with Copyright Act. Programmer represents and warrants to Licensee that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. Licensee will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.





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        3.4      Sales.  Programmer shall retain all of the Station's
network compensation revenues, any revenues received from any network or program supplier with respect to affiliation or use of programming by Programmer, any retransmission consent revenues and all revenues from the sale of advertising time within the programming it provides to the Licensee. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Licensee. Unless otherwise agreed between the parties, Licensee shall retain all revenues from the sale of Station's advertising during the hours each week in which the Licensee airs its own programming pursuant to Section 1.3 hereof.

        3.5 Children's Television Advertising. Programmer agrees that it will not broadcast advertising within programs originally designed for children aged 12 years and under in excess of the amounts permitted under applicable FCC rules, and will take all steps necessary to pre-screen children's programming broadcast during the hours it is providing such programming, to establish that advertising is not being broadcast in excess of the applicable FCC rules.

        3.6 Payola. Programmer agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Programmer agrees to annually, or more frequently at the request of the Licensee, execute and provide Licensee with a Payola Affidavit from each of its employees involved with the Station substantially in the form attached hereto as Attachment IV.

        3.7 Cooperation on Programming. Programmer and Licensee mutually acknowledge their interest in ensuring that the Station serves the needs and interests of viewers in Kenosha and the surrounding service area and agree to cooperate to provide such service. Licensee shall, on a regular basis, assess the issues of concern to residents of Kenosha and the surrounding area and address those issues in its public service programming. Programmer, in cooperation with Licensee, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements. Licensee will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Station's public inspection file as required by FCC rules. Further, Licensee may request, and Programmer shall provide, information





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concerning such of Programmer's programs as are responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Licensee shall also evaluate the local need for children's educational and informational programming and shall inform Programmer of its conclusions in that regard. Licensee, in cooperation with Programmer, will ensure that educational and informational programming for children is broadcast over the Station in compliance with applicable FCC requirements. Programmer shall also provide Licensee upon request such other information necessary to enable Licensee to prepare records and reports required by the Commission or other local, state or federal government entities.

        3.8 Staffing Requirements. Licensee will be in full compliance with the main studio staff requirements as specified by the FCC.

SECTION 4.    INDEMNIFICATION

        4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from (i) Programmer's breach of any representation, warranty, covenant or agreement contained in this Agreement, or (ii) any action taken by Programmer or its employees and agents with respect to the Station, or any failure by Programmer or its employees and agents to take any action with respect to the Station, including, without limitation, Damages relating to violations of the Act or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to programming provided by Programmer and Programmer's broadcast and sale of advertising time on the Station.

        4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee's operations and broadcasts to the extent permitted by law and any action taken by the Licensee or its employees and agents with respect to the Station, or any failure by Licensee or its employees and agents to take any action with respect to the Station.

        4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.





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        4.4   Time Brokerage Challenge.  If this Agreement is challenged at the FCC, whether or not in connection with the Station's license renewal application, counsel for the Licensee and counsel for the Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the FCC Staff, then the parties shall reform the Agreement as necessary to satisfy the FCC Staff's concerns or, at Programmer's option and expense, seek reversal of the Staff's decision and approval from the full Commission or a court of law.

SECTION 5.    ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE

        5.1 Confidential Review. Prior to the commencement of any programming by Programmer under this Agreement, Programmer shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee shall be entitled to review at its discretion from time to time on a confidential basis any of Programmer's programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), and copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

        5.2   Political Advertising.  Programmer shall cooperate with
Licensee to assist Licensee in complying with all rules of the FCC regarding political broadcasting. Licensee shall promptly supply to Programmer, and Programmer shall promptly supply to Licensee, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. Licensee, in consultation with Programmer, shall develop a statement which discloses its political broadcasting policies to political candidates, and Programmer shall follow those policies and rates in the sale of political programming and advertising. In the event that Programmer fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Programmer shall either provide rebates to political advertisers or release broadcast time and/or advertising availabilities to Licensee at no cost to Licensee.

SECTION 6.    TERMINATION AND REMEDIES UPON DEFAULT

        6.1 Termination. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer by





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written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                   (a) subject to the provisions of Section 7.9, this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                   (b) the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                   (c)    the mutual consent of both parties;

                   (d) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Programmer and Licensee, to remove and/or eliminate the violation; or

                   (e) by either party upon six months written notice to the other party.

           6.2     Termination Requirements and Procedures.

                   (a)       Programmer may terminate this Agreement pursuant to
Section 6.1(e) hereof only if it pays Licensee an amount equal to six times the monthly compensation due for the month preceding the notice of termination by Programmer pursuant to Attachment I.

                   (b)       Licensee may terminate this Agreement pursuant to
Section 6.1(e) hereof only if it pays Programmer an amount equal to six times the monthly compensation due for the month preceding the notice of termination by Licensee pursuant to Attachment I.

                   (c) During any period prior to the effective date of any termination of this Agreement, Programmer and Licensee agree to cooperate in good faith to ensure that Station operations will continue, to the extent possible, in accordance with the terms of this Agreement and that the termination of this Agreement is effected in a manner that will minimize, to the extent possible, the resulting disruption of the Station's ongoing operations.

        6.3 Force Majeure. Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee, or for power reductions necessitated for maintenance of the Station or for maintenance of other stations located on the tower from which the Station will be broadcasting, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer for reimbursement or reduction of the consideration owed to Licensee.

                 6.4 Other Agreements. During the term of this Agreement or any renewal hereof, Licensee will not enter into any other agreement with any third party that would conflict with or result in a material breach of this Agreement by Licensee.

SECTION 7.    MISCELLANEOUS

         7.1      Assignment.

                  (a) Neither this Agreement nor any of the rights, interests or obligations of either party hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Programmer shall have the right to collaterally assign its rights and interests hereunder to its lenders.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        7.2 Call Letters. Upon request of Programmer, subject to the consent of the Licensee, Licensee shall apply to the FCC for authority to change the call letters of the Station (with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensee must coordinate with Programmer any proposed changes to the call letters of the Station before taking any action to change such letters.

        7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

        7.4 Entire Agreement. This Agreement and the Attachments hereto embodies the entire agreement and understanding of the parties relating to the operation of the Station. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

        7.5 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes, if any, to which the consideration specified in Section 1.5 herein is subject, provided that Licensee is responsible for payment of its own income taxes.

        7.6 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

        7.7 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida.

        7.8 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

         To Programmer:   Paxson Communications of Milwaukee-55, Inc.
                          601 Clearwater Park Road
                          West Palm Beach, FL  33401
                          Telecopy:  (407) 659-4252
                          Telephone: (407) 659-4122

         To Licensee:     Channel 55 of Milwaukee, Inc.
                          14444 66th Street North
                          Clearwater, FL   34624
                          Telecopy:   (813) 530-0671
                          Telephone:  (813) 536-0036


or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this
Section 7.8.

        7.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.

        7.10 Arbitration. Any dispute arising out of or related to this Agreement that Licensee and Programmer are unable to resolve by themselves shall be settled by arbitration in Miami, Florida by a panel of three arbitrators. Licensee and Programmer shall each designate one disinterested arbitrator and the two arbitrators designed shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensee and Programmer. The costs and expenses of the arbitration proceeding shall be assessed between Licensee and Programmer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Licensee or Programmer against the other except: (i) an action to compel arbitration pursuant to this Section; or (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section.

        7.11 No Joint Venture. Nothing in this Agreement shall be deemed to create a joint venture between the Licensee and the Programmer.


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                            LICENSEE:  CHANNEL 55 OF MILWAUKEE, INC.


                                 By: /s/ James L. West
                                    -----------------------------------
                                         James L. West
                                         Chairman


                             PROGRAMMER:  PAXSON COMMUNICATIONS OF
                                          MILWAUKEE-55, INC.


                                  By: /s/ William L. Watson
                                     ---------------------------------
                                          William L. Watson
                                          Secretary